EXHIBIT 99.(a)(1)(I)


                                  APTIMUS, INC.
                    SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                     UP TO 10,750,000 SHARES OF COMMON STOCK
                               AT $0.48 PER SHARE

     This Supplement to the Offer to Purchase (this "Supplement") of Aptimus, Inc. (which is sometimes referred to herein as "we", "us", "Aptimus" or similar terms, as the context requires) is designed to be read in conjunction with our Offer to Purchase dated October 10, 2001, copies of which have been previously disseminated to our shareholders. Unless otherwise indicated, capitalized terms set forth in this Supplement have the same meanings attributed to them in the Offer to Purchase.

     Aptimus has extended the tender offer, proration period and withdrawal rights, which will now expire at 5:00 p.m., Eastern time, on Thursday, November 15, 2001, unless the tender offer is extended.

     The date of this Supplement is October 31, 2001.


     The sixth paragraph on the first page of the Offer to Purchase is amended and restated as follows, to confirm that the tender offer was approved by all of our directors who are not employees and to confirm that both our Board of Directors and the Independent Committee determined that the terms of the tender offer are fair to unaffiliated shareholders:

          Our Board of Directors (including all of our non-employee directors), acting upon the unanimous recommendation of an Independent Committee of our Board of Directors established to consider the tender offer and other strategic alternatives for us, has unanimously approved the tender offer and determined that the tender offer is substantively and procedurally fair to unaffiliated shareholders. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

The subsections entitled "Will Aptimus still be a public company after the tender offer?" "How long do I have to tender my shares?" "How do I tender my shares?" "Once I have tendered shares in the tender offer, can I withdraw my tender?" and "Are you or is your Board of Directors recommending that I participate in the tender offer?" within the section entitled "Summary Term Sheet" are amended and restated as follows, to disclose the names of the directors serving on the Independent Committee, to clarify the circumstances in which we may terminate the registration of our Common Stock, to extend the tender offer until 5:00 p.m., Eastern Time, on Thursday, November 15, 2001, to amend the date after which tenders that have not been accepted may be withdrawn and to clarify that the limitations on Timothy Choate and John Ballantine are not terms of the tender offer but are, instead, limitations to which they have agreed between themselves:

     Will Aptimus still be a public company after the tender offer?

          We are making a tender offer for approximately 81.5% of our outstanding Common Stock (or approximately 79.8% assuming exercise of all 276,437 in-the-money stock options). We intend to purchase shares tendered by all shareholders, provided, however, that Messrs.

     Ballantine and Choate have agreed between themselves that except for 100,000 shares that each will tender without regard to the level of participation by all other shareholders:

          o Mr. Ballantine will tender shares only to the extent that his tender will not subject other shareholders to proration; and

          o Mr. Choate will tender shares only to the extent that his tender will not subject other shareholders, including Mr. Ballantine, to proration.

          If a sufficient number of our shareholders other than Mr. Choate tender their shares, Mr. Choate will substantially increase his ownership interest in Aptimus. If there are fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) following the tender offer, our Common Stock will no longer be eligible to be quoted on the Nasdaq National Market. In addition, if there are fewer than 300 shareholders of record, we may elect at some point to terminate the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would cause our stock to no longer be eligible for quotation on Nasdaq, any other stock exchange or the Over-the-Counter Bulletin Board ("OTCBB"). At the present time, there are no plans to seek deregistration even if the choice becomes available.

     How long do I have to tender my shares?

          You may tender your shares until Thursday, November 15, 2001, at 5:00 p.m., Eastern time, unless we extend the tender offer. See Section 1 of The Tender Offer. We may choose to extend the tender offer for any reason. See
     Section 9 of The Tender Offer.

     How do I tender my shares?

          To tender your shares, prior to 5:00 p.m., Eastern time, on Thursday, November 15, 2001, unless we extend the tender offer:

          o    you  must  deliver  your  share  certificate(s)  and  a  properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this document; or

          o the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

          o    you must comply with the guaranteed delivery procedure.

          You may also contact the Information Agent (as defined below) for assistance. See Section 2 of The Tender Offer and the Instructions to the Letter of Transmittal.

     Once I have tendered shares in the tender offer, can I withdraw my tender?

          You may withdraw any shares you have tendered at any time before 5:00 p.m., Eastern time, on Thursday, November 15, 2001, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, Eastern time, on Friday, December 7, 2001. See Section 3 of The Tender Offer.

          Are you or is your Board of Directors recommending that I participate in the tender offer?

          Our Board of Directors, acting upon the unanimous recommendation of an Independent Committee of our Board of Directors, consisting of John Ballantine, Jack Balousek and Kirk Loevner, established to consider the tender offer and other strategic alternatives for us, has unanimously approved the tender offer on behalf of Aptimus. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. Our officers, directors and affiliates, other than Messrs. Choate and Ballantine, have indicated to us that they may participate to some degree in the tender offer. Mr. Ballantine has indicated that he is undecided whether he will participate in the tender offer. Mr. Choate has indicated that he may sell up to 50% of his stock in the tender offer after all other shareholders have had the opportunity to tender.


     The section entitled "Forward-Looking Statements" is amended and restated as follows, to delete the last sentence of the second paragraph of such section:

          This Offer to Purchase, including the Summary Term Sheet, contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to: volatile share price; potential delisting from the Nasdaq National Market; a history of losses; fluctuations in quarterly operating results; reliance on short term contracts; network constraints; potential acquisitions or dispositions; domestic and international economic activity; economic conditions for our clients and partners; regulatory changes and legal proceedings; marketers' adoption of the Internet as a distribution channel; client acceptance of our products and services; adequacy of internal cash resources and available credit, if any, to fund operations; and successful implementation of our internal operating plans.

          In addition, please refer to our documents filed with the Commission, including our most recent Quarterly Report on Form 10-Q, for more information on these and other risk factors.


     Section 1 of "Special Factors" is amended and restated as follows, to further discuss the substance of our discussions and conclusions regarding the various alternatives for our future, to clarify the role played by our outside advisors in such discussions, to quantify the recent decrease in our stock price and to reflect our extension of the tender offer:

     1. Background of the tender offer; our contacts.

          We conducted our initial public offering in September 1999 seeking to raise capital for an aggressive expansion of our business toward becoming the dominant provider of online direct marketing services. Our strategy was to increase visitor traffic and transactions through both online and traditional marketing programs; increase our client base by expanding our sales staff and the services we offer and by broadening our relationships with advertising agencies and companies with national consumer brands; enhance the company's brand name recognition through aggressive marketing; expand the categories, and the products and benefits within each such category, offered to our users; and develop technology to support our expanding operations and increase the speed, reliability and ease of use of the technology.

          Shortly following our initial public offering, the Internet economy upon which the Company originally relied witnessed a dramatic and unexpected decline that accelerated through 2000 and continues today. During this period, many Internet-based companies saw their operating funds consumed and new funding sources disappear. We met the challenge of the evolving Internet marketplace by shifting our focus away from its cost-intensive site centric model to concentrate exclusively on lead generation via our nascent distribution network of partner sites. During this same period of market decline, the market value of our common stock suffered dramatically as well, dropping from an high of approximately $61 a share at the end of December 1999 to approximately $0.44 a share at the end of March 2001. In March 2001, our share price and public float values dropped to levels below the maintenance standards for continued listing on the Nasdaq National Market, and in June 2001 we received a delisting notice from Nasdaq. We appealed that decision and a hearing was held on the appeal in August 2001. Nasdaq placed an across-the-board moratorium on the minimum bid and public float requirements for continued listing on the Nasdaq National Market, effective September 27, 2001 and prior to issuing a decision on the appeal. The moratorium is in effect through January 2, 2002 at which point it may be extended, converted from temporary to permanent, lifted or modified in some fashion. If the moratorium is not extended or made permanent, we expect that our stock may be delisted from the Nasdaq National Market at that time or shortly thereafter.

          In March 2000, we entered into merger negotiations with another public company engaged in the online direct marketing business. While we focused on free and promotional offers as a means of acquiring customers for our clients, the target entity's approach was to acquire customers via loyalty programs. The acquisition was thus seen as a positive step to diversify our revenue and client base. Under the terms of the contemplated transaction, we would have acquired the other company in a share exchange in which our shareholders would be left owning 55% of the surviving entity having a combined market capitalization of approximately $710,000,000, based on our average closing price per share in March 2000 of approximately $25. Negotiations with the target company terminated when it agreed to be acquired by another Bay-area direct marketing company.

          In May 2000, we entered into negotiations to merge with a much larger company engaged in the Internet portal business. The terms of the contemplated transaction provided that, among other things, our shareholders would receive in exchange for their Aptimus Common Stock, shares in the acquiring entity in an amount based on a formula that valued our Common Stock at $12.00 per share. The average closing price of our Common Stock in May 2000 was $8.94. Negotiations with the potential acquirer terminated when its majority shareholder refused to agree to the terms of the contemplated transaction.

          In a more recent effort to identify alternative means of increasing shareholder value, our Board of Directors formally commenced a thorough review of strategic opportunities in March 2001. As part of the process, the Board of Directors retained Eric Helgeland, an independent consultant with in-depth knowledge of the Internet direct marketing space, to assist the Board of Directors in the evaluation process. The Board of Directors subsequently created an Independent Committee consisting of the Board of Director's three non-employee members to direct and manage the evaluation process, to consider and respond to any proposals from shareholder groups or outside third parties where members of management might have conflicts of interest, and to make recommendations to the entire Board of Directors. One member of the Independent

     Committee, John Ballantine, is not an employee of the Company, but is a significant shareholder, owning more than 10% of our outstanding Common Stock. Mr. Helgeland negotiated the merger or acquisition proposals on behalf of the Company and outlined for the Independent Committee the proposals discussed below. The Board of Directors also retained Dain Rauscher Wessels to perform financial advisory services in connection with the evaluation process and to assist the Company in considering all possible strategic alternatives, including the sale of the Company.

          By mid-May 2001, the Board of Directors had identified and evaluated five informal proposals involving the sale or merger of the Company in exchange for cash or stock as well as the option of liquidating the Company and distributing net proceeds to shareholders. Two of the potential merger opportunities involved other public companies wherein shareholders would receive shares of the acquiring company in exchange for their share interest in the Company. Two of the potential all cash proposals involved the payment of cash by an unrelated privately held third party in exchange for all of the outstanding shares of the Company's common stock. A third potential all cash proposal involved the payment of cash by a management-led group in exchange for all outstanding shares of Company common stock except those shares held by participating members of management.

          After due consideration, the Board of Directors rejected outright one of the potential stock-for-stock proposals as financially inadequate both in terms of initial price and the long term viability of the third-party acquirer. While the proposal contemplated our shareholders owning approximately one-third of the surviving entity, the suitor company was approaching technical bankruptcy and would likely never achieve profitability, even with an infusion of our cash. Mr. Helgeland supported this conclusion, noting the prodigious cash requirements of the suitor's business, the negative trends of its business metrics and the ongoing retraction in the suitor's business sector. The Board of Directors also concluded that liquidation would be a time consuming and variable process whose financial outcome was highly unpredictable. The Company analyzed its current financial position and potential expenses and liabilities relating to the liquidation of the business to determine what would be available for a per share distribution. The amount available for distribution after payment or renegotiation of liabilities ranged from $0.24 to $0.50. This option, while not rejected, was thus disfavored.

          From May through August 2001, the Board of Directors, with guidance and input from the Independent Committee and its outside advisors, pursued the three remaining sale proposals. At each meeting, Mr. Helgeland outlined the status of each sale proposal and responded to questions regarding the negotiations. During this period, the Board of Directors also discussed with Mr. Helgeland ways to reduce the cash burn rate without compromising the business. Early in the process, the one remaining public company stock-for-stock potential opportunity, which had never advanced to a point where acquisition price was definitively determined, was lost when the would-be acquirer itself announced that it was being acquired. The focus thus shifted to a comparison of the potential cash-for-stock proposals. The Independent Committee met, with Mr. Helgeland present, on July 11, 2001, to consider remaining alternatives. Mr. Helgeland briefed the members of the Independent Committee on the status of negotiations with remaining potential acquirors. The Independent Committee aggressively pursued each potential proposal, negotiating with representatives of each third party to obtain that party's highest and best offer. The Independent Committee ultimately concluded that the first unrelated third party cash-for-stock potential opportunity was financially inadequate after the third party's representatives refused to raise their conditional offer to purchase all of the Company's issued and outstanding common stock for $0.43 per share.

          By mid-July 2001, the Independent Committee was directing its full attention to negotiating the remaining cash-for-stock potential opportunity with a team of managers led by the

     Company's President and Chief Executive Officer, Timothy C. Choate, which transaction contemplated an entity controlled by management purchasing for cash all of the issued and outstanding shares of Company common stock not held by the participating members of management. The proposed acquisition price for Aptimus' Common Stock was $0.52 per share. It was at this time that Mr. Choate was contacted by a representative of an unrelated group of investors who indicated great interest in acquiring the Company for cash as an initial step in a broader market-sector consolidation strategy. The $1.25 price per share initially proposed by the investor group prior to any due diligence was highly favorable, and by the end of July 2001 the Independent Committee and management had suspended their talks in favor of pursuing the investor group's cash-for-stock proposal.

          Since this proposal did not involve members of management, the Independent Committee informally directed Mr. Choate to assume the lead negotiating role with the investor group on behalf of the Company. From the last week in July 2001 through the first weeks in August 2001, Mr. Choate and members of management invested considerable time and energy pursuing this sale opportunity. Mr. Choate regularly reported his progress to the Independent Committee and its advisors, which offered him guidance and instruction as necessary. As negotiations with the investor group progressed, it became apparent that the investor group did not have sufficient capital to fund the acquisition and the Company's post-acquisition business as contemplated and might be unable to raise sufficient capital to proceed with the proposed offer. After completion of due diligence and time being of the essence, the Independent Committee thus demanded that the investor group submit a firm and final acquisition proposal. Instead of a firm offer, the investor group submitted a revised proposal for a substantially reduced amount of approximately $0.46 per share. However, the proposal contemplated further reducing the price prior to completion of the acquisition depending on several factors, including the cost of terminating the Company's Seattle office lease, the cost of terminating the Company's third-party hosting service contract, the cost of restructuring charges attributable to staff reductions, and the cost of directors and officers "tail" insurance. Based on the factors which the Board of Directors were informed could negatively impact the final purchase price, the Board of Directors believed that the final purchase price was likely to be lower than $0.46 per share, perhaps significantly lower. The Board of Directors rejected this financially inadequate proposal and concluded that, due to the uncertainty of the final purchase price and contrary to initial representations, the investor group lacked sufficient backing to effect a financially fair acquisition of the Company and thus terminated further discussions.

          In early August 2001 while negotiations with the investor group were ongoing, Mr. Choate proposed to the Board of Directors that, in lieu of the sale or liquidation proposals that had to date been its focus, it consider having the Company itself offer to purchase some portion of its common stock directly from shareholders thereby providing alternatives for the future between which the shareholders themselves could choose. The concept was reserved for consideration pending the outcome of negotiations with the investor group. At the same special meeting of the Board of Directors at which the investor group's proposal was rejected, immediately following such rejection, the Board of Directors inquired of Mr. Choate whether the management proposal would be renewed. Following discussions it was determined that, given the four-month time delay between when the management proposal was initially made and when the investor group proposal was finally rejected, the management proposal would be renewed, if at all, for a reduced share price, because the Company had consumed approximately $5.1 million dollars in operations and debt reduction. The management proposal, if renewed, would have necessarily reflected the Company's reduced cash position. The Board of Directors and Independent Committee then initiated active consideration of the self-tender offer proposal.

          As part of its analysis of the self-tender offer, the Board of Directors in a series of meetings considered the estimated range of values and resulting risks and liabilities that could be expected in the event of a liquidation of the Company, the financial viability of the surviving entity and its corresponding financial obligations in the alternative management-led buy out and tender scenarios, the potential change in control of the Company in the event of a tender offer, methods to limit or prevent participation in the tender offer by Mr. Choate and other members of the Board of Directors, the comparative costs and efficiencies of the alternative management-led buy out and tender scenarios, the impact on liquidity and availability of current information in the event of a then expected Nasdaq National Market delisting, the desirability of providing shareholders a choice of liquidity at a substantial premium to market value vs. continued share ownership, the desirability of maintaining the Company's public-company status and the certainty of a reduced offer given the lapse of time in the event the suspended management-led buy out negotiations were revived. The central focus of each meeting was achieving the highest value for the Public Shareholders. The Board of Directors' focus in respect to the Company's liquidation analysis was the resulting risks and liabilities triggered in a business closure. Factors considered by the Board of Directors included the cost of terminating two multi-year real property leases, each in depressed real estate markets, the cost of terminating a seven-figure, multi-year hosting contract, employee termination costs and the risk of resulting employment-related litigation exposure, the cost of directors and officers tail insurance, the reduced collectibility of accounts receivable as a consequence of liquidation, the risk of commercial litigation triggered by liquidation and the requirement to retain remaining funds following liquidation for a multi-year claim period before the final distribution of cash could be made to shareholders.

          The liquidation values considered by the Board of Directors ranged from a high of $0.50 per share to a low of $0.24 per share, with a mid-range value of approximately $0.38 per share. The high value assumed that the Company would not incur any cost in terminating its real property leases and services contracts, would pay minimal, if any, severance to its employees, would settle pending lawsuits for minimal sums, would collect substantially all of its accounts receivable and would avoid any other potential liabilities or claims as a result of closing and liquidating its business. The low value assumed, in essence, exactly the opposite scenario: high contract termination costs, high severance costs, high litigation costs, and poor collectibility of accounts. The Board of Directors concluded that both the high and low values were improbable in any liquidation, and that achieving something near the mid-range was most probable.

          In respect to financial viability of the post-transaction entity, the Board of Directors deemed it significant that the tender offer would not trigger the acceleration of payment obligations or the third-party approval rights under various Company contracts, nor would it result in employee termination charges, that would otherwise result in a sale or merger of the Company. The outright cost savings, as well as the retention of key contracts and elimination of potential management distraction, all gave greater assurance of the viability of the post-transaction Company in the tender offer scenario versus the management proposal, for example. That cost savings could be passed directly on to shareholders in the form of a higher price for their shares. The Board of Directors concluded that $0.48 a share was the right figure: it was at the high end of the liquidation range, yet the Board of Directors believed it retained for the Company sufficient working capital to meet its ongoing operational expenses for the foreseeable future as it worked to scale its business.

          All of these issues were discussed and considered in a series of formal and informal meetings among all or a portion of the Board of Directors, the Independent Committee, management and outside advisers during the time period preceding a decision on the matter. As a result of these discussions, and upon the unanimous recommendation of the Independent

     Committee, the Board of Directors by unanimous vote approved the proposed tender offer at a special meeting called for that purpose on August 23, 2001. The Company issued a press release on August 27, 2001 publicly announcing the proposed tender offer.

          As noted, the Board of Directors retained Dain Rauscher Wessles to perform financial advisory services in connection with the strategic evaluation process. However, as the evaluation process evolved, Dain's prospective role narrowed to the specific purpose of providing an opinion as to the fairness of the consideration to be exchanged in connection with a contemplated transaction if and when the Board of Directors determined that such an opinion was necessary. Dain did not participate in any material respect in the evaluation process, nor did it ever provide a written or oral opinion, appraisal or report in respect to the tender offer or any of the other proposed transactions considered by the Independent Committee.

          Mr. Helgeland did not provide formal opinions, appraisals or reports to the Board of Directors or the Independent Committee as to a specific proposal's fairness or otherwise. Rather, Mr. Helgeland performed more of a counselor function to the Independent Committee, drawing on his in-depth knowledge of deal structure and financing, as well as the Internet business environment generally. He frequently represented the Independent Committee in negotiations with representatives of the potential suitors, and he provided informal advice in the meetings convened to consider specific proposals. Mr. Helgeland did not prepare any formal reports, opinions or appraisals with respect to the tender offer or the other proposed transactions considered by the Independent Committee. Mr. Helgeland's views and advise to the Independent Committee is summarized in the discussion above.


     Section 2 of "Special Factors" is amended and restated as follows, to provide additional information regarding the substance of our analyses and conclusions regarding the fairness of the tender offer to our unaffiliated shareholders, including our decision not to obtain a fairness opinion from a financial advisor, and to confirm that the Independent Committee and our Board of Directors believe the tender offer is both substantively and procedurally fair to our unaffiliated shareholders:

     2. Fairness of the tender offer.

          Determination of Fairness. Because the shares owned by Mr. Choate represent about 15% of the total issued and outstanding shares of our Common Stock, and Mr. Choate is the President, Chief Executive Officer and a member of our Board of Directors, the Board of Directors appointed an Independent Committee consisting of John Ballantine, Jack Balousek and Kirk Loevner to consider and take action on any proposals made by Mr. Choate or any other third parties to acquire the Company. Mr. Ballantine, while not an employee or a member of the management group who previously proposed to acquire the Company, is a significant shareholder and owns approximately 13% of the outstanding stock of the Company. The Independent Committee was authorized to respond to, negotiate, finalize and approve any potential merger or sale proposals from third parties or management. The Independent Committee, in connection with its decision to approve the self-tender offer by the Company, considered the fairness of the tender offer to all non-director security holders (collectively, the "Public Shareholders"). Because of the appointment of the Independent Committee and its subsequent extensive work and in-depth analysis of the various proposals and alternatives, the Board of Directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the offer or preparing a report concerning  the  fairness  of  the  transaction.  Dain  Rauscher  had  been previously retained to assist the Company in evaluating strategic alternatives, but was not retained to advise the Company on the fairness of the tender offer.

          The conclusion and analyses of the Independent Committee, as set forth below, are expressly adopted by the Board of Directors:

          The Independent Committee believes that the tender offer is substantively fair to our Public Shareholders. In reaching its determination that the tender offer is substantively fair to our Public Shareholders, the Independent Committee considered the following factors:

          o Current and historical market prices. The tender offer price of $0.48 represents a premium over the historical closing price for our shares since March 16, 2001, the last day on which the closing price of our shares exceeded $0.48. The tender offer price represents a premium of 85% over the $0.26 closing price on August 27, 2001, the day we announced the contemplated offer.

          o Negative stock market conditions. The purchase of our shares will eliminate the exposure of selling Public Shareholders to any potential future decline in the price of our shares. Since the stock market peak in March 2000, all major stock indexes, including without limitation, the Standard & Poors 500, the Dow Jones Industrial Average and the Nasdaq National Market, have declined precipitously. The Nasdaq National Market has declined over 60% in this period. The closing price of our shares has declined even more significantly. See Section 1 of Information About Aptimus.

          o Lack of Liquidity. The relative lack of liquidity for the shares today and the liquidity that would be realized by our selling Public Shareholders from the all-cash tender offer. Today's relatively small public float is an effective limit to the number of shares that can be traded without adversely affecting the per share price. Moreover, liquidity can be expected to suffer if the shares are ever delisted from the Nasdaq National Market. The Independent Committee directors thus believe that the resulting liquidity from the tender offer will be beneficial to the selling Public Shareholders.

          o Liquidation value. Throughout its strategic alternatives evaluation process, the Board of Directors has spent considerable time and attention analyzing our net liquidation value. As part of this effort, our CFO has prepared and consistently updated detailed accountings of all our actual and contingent liabilities and obligations, all our assets, and our current business and trends. He has then factored into these accountings a range of reasonable assumptions of events, circumstances and outcomes arising from or relating to a liquidation event. From these accountings, our Board of Directors has established and consistently  updated  a  realistic  range  of  values  that  can reasonably  be  expected  in the  event  we are  liquidated,  our affairs wound up and our net assets distributed to our shareholders. The analysis prepared by the Company in late August 2001 establishes a range of liquidation values, based on our currently outstanding share count, from an extremely aggressive $0.50 a share to an extremely conservative $0.24 a share, with a probable per share value of $0.38 - $0.39. The $0.48 per share price we are offering our shareholders is thus at the high end of the net payout to shareholders that our analysis indicates could be expected in the event the Company were liquidated and its affairs wound up. In addition, full payment under a liquidation would be made, if at all, over an extended period of time, whereas payment under the tender offer will be made promptly after the expiration date.

          o Net book value. The Independent Committee did not believe that a determination of either the Company's net book value was relevant to its conclusion that the tender offer was procedurally or substantively fair to the Public Shareholders. The value of an online direct marketing company includes certain intangibles, such as the good will and reputation of the business, that generally are not reflected in its tangible assets. Moreover, net book value does not include a calculation of non-cancelable reoccurring future commitments, such as long term lease and service contracts and litigation costs, nor does it consider costs certain to occur in the sale or liquidation of a business, such as restructuring and severance expenses. Consequently, the Independent Committee did not consider net book value an appropriate method of valuation in this instance.

          o Firm offers for merger, consolidation or asset sale. The tender price is higher and more certain than any legitimate bid for the Company considered by the Board of Directors in the current market  conditions.  The bids for the  Company are  discussed  in
               Section 1 of Special Factors. Moreover, the tendering Public Shareholders will receive full payment for their shares promptly upon the close of the offer period. See Section 1 of Special Factors. Going concern value is the price a third party is willing to pay for a company. The Independent Committee considered the firm offers for the Company and considered whether any recent sales of other companies would be helpful in determining the Company's going concern value. The Independent Committee concluded that no recent sales were of sufficiently similar companies in sufficiently similar contexts. Accordingly, the Independent Committee did not treat going concern value as a factor separate from firm offers for the Company.

          o Prior share purchases. The tender price represents a 20% premium over the price we agreed to pay Fingerhut, one of our principal shareholders, in connection with our purchase of an aggregate 2,750,000 shares from Fingerhut on April 16, 2001. We issued a promissory note in connection with that purchase. Moreover, the tender price represents a 25% premium over the average price we paid for our shares under our share buy-back program during the second quarter 2001 prior to our June 6, 2001 decision to suspend the program. See Section 1 of Information About Aptimus under the heading "Prior Share Purchases."

          o Timing. Based on several factors, including the possible delisting of our shares from the Nasdaq National Market, the availability of cash reserves and the negative stock market conditions and trends, the Independent Committee concluded that the timing of the offer was favorable.

          In addition to the foregoing, the Independent Committee considered the following factors in reaching the decision that the tender offer is substantively fair to those Public Shareholders who choose not to sell their shares:

          o Funds remaining after offer. Although the Company is currently operating at a loss, expects to continue doing so for the foreseeable future, and its independent auditor has issued a going concern opinion relating to its future prospects, the funds remaining in the Company following the tender offer are believed, but are not guaranteed, to be sufficient to meet known ongoing obligations for the minimum period needed for the Company's current business model to develop momentum in today's evolving marketplace.

          o Potential growth. The Public Shareholders who choose not to sell their shares in the tender offer will share the risks of the Company's future financial performance with other non-selling shareholders, but equally will share in the rewards. Client advertising budgets have been reduced and may be reduced further. In this environment, the Company's online pay-for-performance model is an attractive alternative for cost-conscious direct marketing advertisers and our growth potential is great. Yet, there is no guarantee that advertisers will adopt the

               Company's online solution or that order volumes will increase or be sustained at current levels.

          The Independent Committee also believes that the tender offer is procedurally fair to our Public Shareholders in light of the following factors:

          o Independent Committee. To avoid any potential conflict of interest of the Board of Directors by virtue of Mr. Choate's service as a director and probable position as the controlling shareholder following the offer, our Board of Directors retained the previously established Independent Committee consisting of three non-employee directors. However, John Ballantine, a significant shareholder who remains undecided as to whether or in what amount he will tender, is a member of the Independent Committee. Prior to and during the strategic evaluation process, Mr. Ballantine has expressed a keen interest in both maintaining maximum value and enhancing liquidity in the Company's common stock for all shareholders as well has for himself, personally, it being understood that Mr. Ballantine may be interested in at least partially if not fully realizing value for his share interest in the Company. The Independent Committee, and the Board of Directors, thus believes that Mr. Ballantine's significant share ownership has served only to benefit the procedural fairness of the tender offer for our Public Shareholders. The Independent Committee has been given the sole and exclusive authority to set the terms of the tender offer.

          o Shareholder's option. The tender offer provides Public Shareholders a choice whether to remain shareholders in the Company or sell their shares at a substantial premium to recent values. Thus, Public Shareholders who continue to believe in the future growth prospects of the Company despite the market risks have a choice to continue to hold their shares. Those shareholders who do choose to retain their security position in the Company will have a proportionately greater stake in any potential future appreciation in the share price.

          o No lockup. The structure of the tender offer does not preclude additional bona fide offers to acquire us and the Independent Committee may (a) furnish information to, and participate in discussions and negotiations with, third parties relating to a merger or other transaction involving us if the Independent Committee determines that such action is appropriate, and (b) terminate the tender offer if a more favorable bid is made and we enter into an agreement with the more favorable bidder.

          o No fees. The tender offer provides the opportunity for those of our Public Shareholders holding shares directly to sell their shares without incurring brokerage and other costs typically associated with market sales.

          o No Opinion. The Board of Directors' decision not to the opinion of a financial advisor as to the fairness of the consideration in the tender offer did not adversely affect the procedural fairness of the tender offer for the Public Shareholders. The Independent Committee, comprised of industry veterans each with extensive relevant business and finance experience, spent many months deeply involved in understanding every aspect of our business and finances, in considering the advice and input of outside business and legal experts, and in reviewing each of the potential strategic opportunities brought before it. The Independent Committee thus had the greatest possible understanding of our value. Conversely, the Independent Committee did not believe a financial advisor could develop any greater understanding of our business or value. In addition, we avoided the cost of the fairness opinion, which savings has been passed directly on to our Public Shareholders in the form of the addition of approximately $0.025 or 5 1/2% to the tender offer share price. Under these circumstances, the Independent Committee believes the tender offer is procedurally fair to our Public Shareholders notwithstanding the lack of a fairness opinion from a financial advisor.

          The Independent Committee also considered the following factors, which it considered to be negative from the perspective of our Public Shareholders, in its consideration of the fairness of the terms of the tender offer:

          o No potential growth for Public Shareholders who tender. Following the successful completion of the tender offer, our Public Shareholders who accept the tender offer will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of the shares.

          o Decreased liquidity for Public Shareholders who do not tender. Historically, there has been relatively low trading volume of our publicly traded shares. As a result of the tender by Public Shareholders of their shares, the trading volume may decrease further. Those Public Shareholders who do not tender their shares may suffer reduced liquidity and decreased market value, particularly if, at some later date, the shares are no longer quoted on the Nasdaq National Market, and we seek to terminate the registration of the shares under the Exchange Act, or either.

          o Historical market prices prior to March 2001. The price of our shares has fluctuated from a high of close to $61 in late December 1999 to $0.44 a share on the last trading day of March 2001. Certainly, the earlier historical figures are not a realistic reflection of share values today. Selling Public Shareholders will not receive the value for their shares they would have received had they had sold at a time when our share price was higher.

          In determining that the tender offer is fair to our Public Shareholders from both a procedural and substantive standpoint, the Independent Committee considered the above factors as a whole and did not assign specific or relative weights to them.

          Approval of Security Holders. The tender offer is not structured to require the approval of at least a majority of unaffiliated shareholders.


     Section 3 of "Special Factors" is amended and restated as follows, to confirm that the limitations to which Mr. Choate is subject are not a term of the tender offer but are, instead, limitations to which he has agreed with Mr.
Ballantine:

     3. Effects of the tender offer; our plans.

          Other Possible Purchases of Shares. After the tender offer is complete, we may acquire additional shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the tender offer price.

          Effects of the Tender Offer. If all 10,750,000 shares we are offering to purchase are repurchased by us from the Public Shareholders, the interest of Mr. Choate in our book value and net earnings, if any, will increase proportionally by the increase in his ownership percentage of our remaining shares. Mr. Ballantine's interest will be similarly affected if he does not tender a material portion of his shares.

          We cannot predict the exact appearance of Aptimus after completion of the tender offer due to uncertainty as to the identity and number of shareholders who will participate in the tender offer and the number of shares they will tender. However, the following examples illustrate possible scenarios shareholders should consider.

          Fewer than 300 shareholders of record do not tender. If a sufficient number of shareholders tender such that we have fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) of record remaining, Tim Choate will most likely be our majority shareholder and control our policies. Under such circumstances, since we would have fewer than 300 round lot shareholders of record, we may elect at some point in the future to deregister our shares under the Exchange Act after the completion of the tender offer. No such action is planned or contemplated at this time, however. If deregistration were to occur, we would have no duty to file periodic reports such as 10-Ks and 10-Qs with the Commission or provide shareholders with Regulation 14A proxy statements. If we are not registered under the Exchange Act, we cannot be listed on Nasdaq, any stock exchange or the OTCBB. This, in turn, would make it difficult for our remaining shareholders to sell their shares.

          More than 300 shareholders of record do not tender. If more than 300 round lot shareholders of record remain after the completion of the tender offer, we cannot deregister our shares under the Exchange Act. As a result, we will continue to have a duty to file periodic reports and make such other filings as are required by the Exchange Act with the Commission. In addition, brokers and dealers will still be able to act as market makers and our shares may still be publicly traded. However, even in this situation, it is likely that Tim Choate will remain our largest shareholder and will continue to exercise substantial influence on our policies.

          Mr. Choate may sell up to 50% of his shares in the tender offer. However, because Mr. Choate has agreed with Mr. Ballantine as to self-imposed cut-back limitations not imposed on our selling Public Shareholders or other directors, the exact number of shares, if any, that Mr. Choate will be able to sell in the tender offer is unknown at this time. After completion of the tender offer, the selling Public Shareholders will cease to have an equity interest in us, will not have the opportunity to participate in our earnings and growth, if any, and will similarly not face the risk of losses generated by our operations or decline in our value.

          These examples assume that Mr. Ballantine chooses to tender his shares. Mr. Ballantine, who owns approximately 13% of our outstanding Common Stock is uncertain as to how much, or whether, he will tender. If Mr. Ballantine tenders no shares and Mr. Choate tenders 50% of his shares, Mr. Ballantine will be our largest shareholder.

          We currently have options and warrants outstanding to acquire 751,117 shares of Common Stock, of which 276,437 are in the money and may be exercised prior to the Expiration Date and tendered in the offer. Assuming all in the money options are exercised and tendered and we purchase 10,750,000 shares in the offer, our remaining options and warrants will represent the right to acquire approximately 15% of our company. You should know, however, that these options and warrants are currently out of the money and may never be exercised.

          See Section 2 of Special Factors and the pro forma financial information in Section 4 of Information About Aptimus for additional information regarding the effects of the tender offer.

          Possible Effect of the Tender Offer and Open Market Purchases on the Market for Shares. Following the completion of the tender offer, the purchase of shares by us pursuant to the tender offer or any subsequent open market or privately negotiated purchases would reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by the public, if any.

          Our Plans After the Tender Offer. We intend to maintain and further develop current business operations pending and following consummation of the tender offer. Current and future plans may include strategic acquisitions that complement the Company's business, in addition to the continued development of our direct marketing network. Such acquisitions would be focused on opportunities in the direct marketing space that would enhance and complement our current functionality and service offerings to our clients. In addition, we may make future changes to our current Board of Directors to better complement the direction and focus of our evolving business. We have no plans to change our current management in this period. However, changes to management may occur as a result of the natural evolution of our business.

          The shares are currently listed for quotation on the Nasdaq National Market. Following the closing of the tender offer, depending upon the aggregate market value of our remaining shares, the number of shares not purchased pursuant to the tender offer or any subsequent open market or privately negotiated purchases, the number of Public Shareholders not affiliated with us or Mr. Choate, and whether Nasdaq's temporary suspension of certain minimum listing requirements is made permanent, the shares may no longer meet the quantitative requirements for continued listing on the Nasdaq National Market and may result in the shares becoming eligible for deregistration under the Exchange Act. Failure to meet quantitative minimums, in addition to our inability to meet other applicable minimum listing requirements, will cause the shares to no longer be eligible for quotation on the Nasdaq National Market quotation system. In such an event, we may in the future elect to terminate the registration of the shares under the Exchange Act. It should be noted, however, that we have no current plans or intentions to effect a deregistration of our shares even if the opportunity to do so presents itself. In the event the shares are deregistered, we will no longer be legally required under the Exchange Act to file periodic reports with the Commission, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act. In addition, our officers, directors and shareholders who beneficially own 10% or more of the shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the shares. In the event we do meet the Exchange Act requirements for deregistration, we expect the Company will remain listed on the OTCBB until such time, if ever, as we elect to deregister our shares.

          After the consummation of the tender offer, the selling Public Shareholders will not have the opportunity to participate in our earnings and growth, if any, and will not have any right to vote on corporate matters. Conversely, after the consummation of the tender offer, selling Public Shareholders will not face the risk of losses generated by our operations or any decrease in our value. In addition, the selling Public Shareholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquirer of all of the shares in a sale transaction, if any, occurring after completion of the tender offer. No such transactions are contemplated at this time.


     Section 5 of "Special Factors" is amended and restated as follows, to describe the federal income tax consequences of the tender offer to Aptimus:

     5. United States federal income tax consequences.

          General. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements and judicial decisions, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

          o    a citizen or resident of the United States;

          o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

          o an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source; or

          o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

          Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 2 of The Tender Offer for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

          Also, the following discussion does not address the tax consequences under Sections 1045 and 1202 of the Code with respect to shares of "qualified small business stock" (within the meaning of Section 1202 of the Code) or under Section 1244 of the Code with respect to shares of "section 1244 stock" (within the meaning of Section 1244 of the Code). The following discussion does not address the tax consequences of the tender offer under foreign, state or local tax laws.

          You are urged to consult your tax advisor to determine your particular tax consequences of participating or not participating in the tender offer including the applicable federal, state, local and foreign tax consequences.

          Characterization of the Purchase. A United States holder who sells in the tender offer will, depending on the United States holder's particular circumstances, be treated for federal income tax purposes either as having sold the United States holder's shares or as having received a distribution in respect of shares from us.

          Under Section 302 of the Code, a United States holder whose shares are purchased by us under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss upon the transaction if the purchase:

          o results in a "complete termination" of the United States holder's equity interest in us;

          o results in a "substantially disproportionate" redemption with respect to the United States holder; or

          o is "not essentially equivalent to a dividend" with respect to the United States holder. Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

          If a United States holder satisfies any of the Section 302 tests, the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase under the tender offer. Specific limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased from a United States holder under the tender offer. A United States holder may be able to designate which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

          If a United States holder does not satisfy any of the Section 302 tests, the purchase of a United States holder's shares under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the amount received by a United States holder with respect to the purchase of its shares under the tender offer will be treated as a distribution by us with respect to the United States holder's shares. Such distribution will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current or accumulated earnings and profits (as determined under applicable provisions of the Code and Treasury Regulations), if any. To the extent the amount exceeds the United States holder's share of our current or accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain

     (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

          Constructive Ownership of Shares and Other Issues. In applying each of the Section 302 tests, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

          We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than distribution treatment, for United States federal income tax purposes under the rules discussed below.

          Section 302 Tests. One of the following Section 302 tests must be satisfied in order for the purchase of shares under the tender offer to be treated as a sale or exchange (as opposed to a distribution) for federal income tax purposes:

          o Complete Termination Test. The purchase of a United States holder's shares under the tender offer will generally result in a "complete termination" of the United States holder's equity interest in us only if all of the shares that are actually or constructively owned by the United States holder are sold under the tender offer. United States holders should consult their tax advisors with regard to the complete termination test, the applicability of the constructive ownership rules and certain rules regarding the waiver of attribution of ownership applicable in certain situations.

          o Substantially Disproportionate Test. The purchase of a United States holder's shares under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase.

          o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" of the United States holder's interest in us given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative share interest in a publicly held corporation is minimal and who exercises no control over corporate affairs may constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

          Corporate Shareholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

          Shareholders Whose Shares are not Purchased Under the Tender Offer. Shareholders whose shares are not purchased under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

          Backup Withholding. See Section 2 of The Tender Offer with respect to the application of United States federal backup withholding tax.

          Tax Consequences for Aptimus. Aptimus will recognize no gain or loss as a result of the tender offer. However, if, as a result of the tender offer, the percentage of our shares owned by any of our 5% Shareholders (as hereinafter defined) increases by 50 percentage points or more, our ability to utilize our existing net operating losses going forward may be limited pursuant Section 382 of the Code. While the concept of a "5% Shareholder" is highly complex, a 5% Shareholder is generally any individual or entity that directly or indirectly owns 5% of more of our shares either before the tender offer or as a result of the tender offer. If, as a result of the tender offer, we are subject to Section 382, the following general rules may apply to us:

          o for any taxable year ending after the date of the tender offer, the amount of our income that can be offset by our pre-tender offer net operating losses (NOLs) will generally equal (i) the fair market value of our shares as of the date of the tender offer multiplied by (ii) long-term tax exempt interest rate in effect at the time of the tender offer; and

          o if we fail to continue our historic business for a two year period following the tender offer, our pre-tender offer NOLs are disallowed completely.

          The discussion set forth above is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of state, local and foreign tax laws.


     Section 1 of "The Tender Offer" is amended and restated as follows, to clarify that the limitations on Timothy Choate and John Ballantine are not terms of the tender offer but are, instead, limitations to which they have agreed between themselves, and to clarify the definition of a business day:

     1. Number of shares; proration.

          General. Under the terms and conditions of the tender offer, we will purchase 10,750,000 shares of Common Stock or if less than 10,750,000 shares of our Common Stock are properly tendered and not properly withdrawn in accordance with Section 3 of The Tender Offer before the scheduled expiration date of the tender offer, all shares that are properly tendered and not properly withdrawn, at a single purchase price of $0.48 per share, net to the seller in cash, without interest.

          The term "expiration date" means 5:00 p.m., Eastern time, on Thursday, November 15, 2001, unless and until we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the tender offer, as so extended by us, will expire. See Section 9 of The Tender Offer for a description of our right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. The proration period and withdrawal rights expire on the expiration date.

          If (1)(a) we increase  or decrease  the price to be paid for shares or
     (b) we decrease the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 9 of The Tender Offer, the tender offer will be extended so that the tender offer will be open for at least 10 business days following the change. Any period measured in business days includes the first day of the period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

          The tender offer is not conditioned on the tender of any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 5 of The Tender Offer.

          If the number of shares properly tendered and not properly withdrawn prior to the expiration date is less than or equal to 10,750,000 shares, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

          Priority of Purchases. Under the terms and conditions of the tender offer, if more than 10,750,000 shares have been properly tendered and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

          (1) We will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder (as defined below) who:

          (a) tenders all shares owned beneficially or of record by that shareholder (tenders of fewer than all the shares owned by an odd lot holder will not qualify for preference); and

          (b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

          (2) after the purchase of all of those shares, we will purchase all other shares properly tendered and not properly withdrawn before the expiration date, if any (subject in the case of any shares tendered by Messrs. Choate and Ballantine to the agreements set forth in the following paragraph), on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

          Messrs. Ballantine and Choate have agreed between themselves that except for 100,000 shares that each will tender without regard to the level of participation by other shareholders:

          o Mr. Ballantine will tender shares only to the extent that his tender will not subject other shareholders to proration; and

          o Mr. Choate will tender shares only to the extent that his tender will not subject other shareholders, including Mr. Ballantine, to proration.

          Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 2 of The Tender Offer. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any odd lot holder wishing to tender all of their shares of Common Stock pursuant to the tender offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

          We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any shareholder who tenders all shares beneficially or of record owned and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

          Proration. We do not expect that Public Shareholders who tender their shares will be subject to proration. However, in the unlikely event proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by a particular shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 2 of The Tender Offer, and not properly withdrawn, and because of the odd lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. You may obtain preliminary proration information from the Information Agent as well as from your broker.

          As described in Section 5 of Special Factors, the number of shares that we will purchase from you under the tender offer may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender shares. The Letter of

     Transmittal affords you the opportunity to designate the order of priority in which tendered shares are to be purchased if we have to prorate the number of shares purchased from you.

          This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.


     Section 2 of "The Tender Offer" is amended and restated as follows, to confirm that certificates evidencing tendered but unpurchased shares will be returned promptly, to confirm that, in the event we waive any condition of the tender offer, that condition will be waived as to all shareholders, and to reflect our extension of the tender offer:

     2. Procedures for tendering shares.

          Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for those shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern time, on the expiration date by the Depositary at its address set forth on the back cover page of this document or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1 of The Tender Offer.

          Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the Depositary.

          Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 2 of The Tender Offer, shall include any participant in The Depository Trust Company ("DTC"), whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

          Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary's account at DTC as described above, a properly completed and duly executed Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

          The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

          Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at DTC within two business days after the date of this document, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

          The term "agent's message" means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

          Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides a taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that the provided number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of the Depositary that you are not subject to backup withholding. Specified shareholders (including, among others, all corporations and some foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder (including a foreign corporation) to establish that it is an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8ECI or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Information Agent. See Instruction 10 of the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see
     Section 5 of Special Factors.

          Federal Income Tax Withholding on Payments to Foreign Shareholders. Even if a foreign shareholder has provided the required certification as described in the preceding paragraphs to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his, her or its agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not a "United States holder" (as defined in Section 5 of Special Factors). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if they or it satisfies one of the "Section 302 tests" for capital gain treatment described in Section 5 of Special Factors or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

          Foreign shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of, or an exemption from, withholding tax, and the refund procedure. See Instruction 10 of the Letter of Transmittal.

          Guaranteed Delivery. If you desire to tender shares under the tender offer and your share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the expiration date, you may nevertheless tender your shares if all of the following conditions are satisfied:

          (a)  the  tender  is  made  by  or  through  an   eligible   guarantor
     institution;

          (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

          (c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of your shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the expiration date of the tender offer.

          Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by your certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

          Stock Options and Warrants. We are not offering, as part of the tender offer, to purchase any outstanding options or warrants and tenders of warrants or options will not be accepted. Holders of outstanding options or warrants who wish to participate in the tender offer must exercise their warrants or options, as the case may be, and purchase shares of our Common Stock and then tender the shares pursuant to the tender offer, provided that the exercise of those options or warrants and the tender of shares is in accordance with the terms of the applicable option or warrant documents. In no event are any options or warrants to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an option or warrant cannot be revoked even if shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

          Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer, or any defect or irregularity in any tender with respect to any particular shares, and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Neither we nor any of the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

          Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A proper tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the tender offer.

          Lost or Destroyed Certificates. Shareholders whose certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Mellon Investor Services at (866) 892-5625 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact Mellon Investor Services at (866) 892-5625 immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

          Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any documents delivered to us or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

          Dissenters' Rights. No dissenters' rights, or any similar rights, are available to shareholders who tender their shares in the tender offer.


     Section 3 of "The Tender Offer" is amended and restated as follows, to reflect our extension of the tender offer and to amend the date after which tenders that have not been accepted may be withdrawn:

     3. Withdrawal rights.

          Except as otherwise provided in this Section 3 of The Tender Offer, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, Eastern time, on Friday, December 7, 2001.

          For a withdrawal to be effective, a written or facsimile transmission (confirmed by telephone) notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

          If  shares  have been  tendered  under the  procedure  for  book-entry transfer set forth in Section 2 of The Tender Offer, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. Neither we nor any of the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 2 of The Tender Offer.

          If we extend the tender offer, we are delayed in our purchase of shares or if we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3 of The Tender Offer.


     Section 4 of "The Tender Offer" is amended and restated as follows, to clarify that certain actions will be taken "promptly" rather than "as promptly as practicable":

     4. Purchase of shares and payment of purchase price.

          Under the terms and conditions of the tender offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn before the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the tender offer.

          Under the terms and conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay a purchase price of $0.48 per share for 10,750,000 shares of our Common Stock, subject to decrease as provided in Section 9 of The Tender Offer, if properly tendered and not properly withdrawn, or if less than 10,750,000 shares are properly tendered and not withdrawn, all shares that are properly tendered and not properly withdrawn.

          We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

          In the unlikely event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered and not purchased due to proration, will be returned to the tendering shareholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, at our expense promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment. In addition, there are other conditions to our obligation to purchase shares under the tender offer. See Section 5 of The Tender Offer.

          We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

          Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the substitute form W-9 included with the Letter of Transmittal may be subject to federal backup withholding tax of 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds paid to the shareholder or other payee under the tender offer. See
     Section  2 of The  Tender  Offer.  Also see  Section 5 of  Special  Factors
     regarding United States federal income tax withholding for foreign shareholders.


     Section 5 of "The Tender Offer" is amended and restated as follows, to delete the condition previously numbered as condition (b)(iii), to clarify which conditions we may assert or waive following the Expiration Date, and to include a standard of reasonableness:

     5. Conditions of the tender offer.

          Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this Offer to Purchase and before the expiration date any of the following events shall have occurred (or shall have been determined, in good faith, by us to have occurred) that we reasonably determine, regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of our business or materially impairs the contemplated benefits of the tender offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,
     (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

          (c) there shall have occurred (i) any further general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market or in the over-the-counter market in the

     United States, including but not limited to any changes in trading conditions resulting from terrorist attacks, responses by the United States or its allies or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including without limitation, any further acts of terrorism, domestic or foreign or response of the United States or its allies to such acts, (iv) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in shares of our Common Stock, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decline in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) from the close of business on the date of this Offer to Purchase;

          (d) a tender offer or exchange offer (other than this tender offer) for any or all of shares of our Common Stock, or any merger, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any person;

          (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission with respect to our Common Stock on or before the date of this Offer to Purchase), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the date of this Offer to Purchase shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors; or

          (f) any  change  or  changes  shall  have  occurred  in our  business,
     financial  condition,  assets,  income,  operations,   prospects  or  share
     ownership that, in our judgment, is or may be material and adverse to us.

          These conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion, acting reasonably. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right. In addition, we will only assert or waive any of these conditions at or prior to the Expiration Date, except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time prior to the payment date for the shares to the extent required by applicable law. Any determination or reasonable judgment by us concerning the events described above will be final and binding on all parties.